Exhibit 5

                              Raymond B. Ostroski


                                       November 10, 1994


C-TEC Corporation
105 Carnegie Center
Princeton, NJ 08540


Ladies and Gentlemen:

               I am the Vice President and General Counsel of C-TEC Corporation, a Pennsylvania corporation (the "Company"), and as such I have acted as counsel for the Company in connection with the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations promulgated thereunder (the "Rules"), and relating to (i) the distribution to holders of record of shares of Common Stock, par value $1.00 per share, of the Company ("Common Stock") and to holders of record of shares of Class B Common Stock, par value $1.00 per share, of the Company ("Class B Stock", and collectively with the Common Stock, "Company Stock") nine transferable subscription rights for every ten shares of Company Stock held of record at the close of business on November 10, 1994 (plus such additional Rights as are necessary to round up to whole Rights any fractional Rights to which beneficial owners of Company Stock may be entitled) (collectively, the "Rights") and (ii) the shares of Common Stock to be issued or delivered upon exercise of the Rights.

               I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of rendering this opinion.

               Based upon the foregoing, I am of the opinion that:

               1. The Rights have been duly authorized and when validly issued in accordance with such authorization, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and equitable principles of general applicability.

               2. The Common Stock issuable or deliverable upon the exercise of the Rights, when issued or delivered and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

               I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the Federal laws of the United States of America.

               I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the Rules. This opinion is rendered solely to you in connection with the above-captioned Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

                                       Very truly yours,

                                       /s/ Raymond B. Ostroski
                                       -------------------------
                                       Raymond B. Ostroski
                                       Vice President and General
                                       Counsel